Exhibit 99.1

Contact:	Randy Hargrove
Blockbuster Inc.
214-854-3190

FOR IMMEDIATE RELEASE

QUEBEC SUPERIOR COURT RULES FOR BLOCKBUSTER

IN CLASS ACTION LAWSUIT

DALLAS – Sept. 28, 2004 – After hearing nearly two weeks of testimony in March, a Quebec Superior Court now has ruled in favor of Blockbuster Inc. (NYSE: BBI), dismissed a lawsuit objecting to Blockbuster’s extended viewing fee policy, and ordered the plaintiffs to reimburse Blockbuster its costs incurred in defending itself.

“The Quebec court’s decision validates our position that these extended viewing fee cases have no merit and are being driven by the plaintiffs’ lawyers who are looking for an opportunistic settlement,” said Edward B. Stead, executive vice president and general counsel for Blockbuster. “Blockbuster charges a fair price when customers choose to extend their initial rental period. Our members clearly understand extended viewing fees are a necessary part of the rental business. We hope this decision will end this litigation. However, if the plaintiffs’ attorneys continue pursuing this matter, we will continue defending ourselves while at the same time maintaining emphasis on taking care of our customers.”

In his ruling, Justice Jacques R. Fournier found that after considering all the evidence, testimony of the witnesses and the arguments of the attorneys, the class action should be dismissed and Blockbuster should be reimbursed its costs. The court found that the plaintiffs’ claim of exploitation did not “correspond to the commercial reality.” Indeed, recognizing that Blockbuster had responded to its customers’ demands by extending the initial rental period, Justice Fournier found that it would have been “ironic” if Blockbuster should “today be penalized for having offered more than it was offering before.”

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Quebec Court Ruling for Blockbuster

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About Blockbuster

Blockbuster Inc. (NYSE: BBI) is a publicly traded subsidiary of Viacom Inc. (NYSE: VIA, VIA.B) and a leading global provider of in-home movies and game entertainment, with nearly 9,000 stores throughout the Americas, Europe, Asia and Australia. The company may be accessed worldwide at blockbuster.com. Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising and online.

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